Consent of Independent Auditors



The Board of Directors
MetLife Investors Insurance Company


We consent to the use of our report on the consolidated financial statements of Cova Financial Services Life Insurance Company and subsidiaries (now known as MetLife Investors Insurance Company) (the Company) dated February 4, 2000, and on the financial statements of the sub-accounts of Cova Variable Life Account One (now known as MetLife Investors Variable Life Account One) dated March 20, 2000, and to the reference to our firm under the heading "Experts" in the Prospectus, in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-6, File No. 333-69522) of MetLife Investors Variable Life Account One.



                                              /s/KPMG LLP
                                              --------------
                                                 KPMG LLP



Chicago, IL
April 26, 2002